EXPLORATION AGREEMENT

THIS AGREEMENT ("Agreement") is made this November 12, 2003

BETWEEN:

ALTUS EXPLORATIONS, INC., whose address is 8900 Germantown Road, Suite 100, Olive Branch, Mississippi 38654

(herein referred to as "Altus Explorations")

OF THE FIRST PART

AND:

ESCOPETA OIL COMPANY, L.L.C., whose address is 5005 Riverway, Suite 440, Houston, Texas 77056

(herein referred to as "Escopeta")

OF THE SECOND PART

WHEREAS:

A. Escopeta is the owner of in-house proprietary geological information covering a minimum of 34 oil and gas prospects in portions of Chataugua and Elk Counties, Kansas which consists of approximately 195,000 contiguous acres (the "Prospect Area") as depicted in Exhibit "B" of this Agreement.

B. Escopeta and Altus Explorations desire to purchase oil and gas rights on an initial three of the generated oil and gas exploration prospects in the Prospect Area (collectively, the "Initial Three Prospects" and individually, the "Prospect") and cause a test well (the "Test Well") to be drilled on each of the three prospects.

C. The Initial Three Prospects areas consist of approximately 1,500 to 3,000 acres and include tracts located in Chataugua and Elk Counties, Kansas and Oklahoma which are depicted in Exhibit "A" of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, conditions, and obligations herein between Altus Explorations and Escopeta (hereinafter collectively referred to as the "Parties") the Parties hereby agree as follows:

1. DEFINITIONS

In this Agreement:

"AFE" means authority or authorization for expenditure regarding exploration and drilling costs as set out in this Agreement;

"Closing Date" means November 1, 2003 or any other date as agreed upon in writing by the Parties;

"Lease" means the lease or similar legal interest acquired by Escopeta in the Prospect Area under this Agreement providing for the right to explore, develop and produce oil and gas;

"log" means a record obtained by a prudent operator of all formations penetrated by a well, their depth, thickness and sonic, electrical, radiological and all other physical properties of the formation and its water and oil and gas (if any), including but not limited to mud logs;

"oil and gas" includes all minerals and hydrocarbon substances regardless of gravity or phase (including coal and coalbed gas) including, but not limited to condensate and helium, hydrogen, nitrogen and other gases; and

"paying quantities" means paying quantities of oil and gas.

2. TEST WELL

Escopeta shall drill, or cause to be drilled, in each of Initial Three Prospect areas a well of sufficient depth to penetrate the entire bottom most formation identified as a potential oil and gas reservoir (the "Contract Depth Interval") in each individual prospect. In the event Escopeta is unable to drill, complete and obtain a test sufficient to establish paying quantities on the Test Well for any reason prior to the expiration of a Lease, then Escopeta shall have the right to drill a Substitute Well or a Subsequent Test Well as hereinafter defined, at any legal location on the Lease.

3. SUBSTITUTE WELL

If during the drilling of the Test Well, Escopeta shall encounter granite or any other practically impenetrable substance or encounter mechanical difficulties or if the hole is lost for any reason not reasonably within the control of Escopeta, Escopeta shall have and is hereby granted the right to abandon said Test Well and Escopeta may within thirty (30) days after such abandonment or within 30 days of receiving applicable governmental approval and written consent of Altus Exploration, commence the actual drilling of a substitute well at a location which would, under the terms of this Agreement have been permissible for the location of the abandoned Test Well (the "Substitute Well"). If such Substitute Well is commenced, it shall thereafter be drilled to the Contract Depth Interval and Escopeta's duties and obligations herein and the provisions hereof regarding the Test Well shall apply to such Substitute Well, and such Substitute Well shall be deemed to be the Test Well for all purposes of this Agreement.

4. SUBSEQUENT WELLS

In the event that the Test Well is drilled to the Contract Depth Interval and is plugged and abandoned as a dry hole, Escopeta shall have the right but not the obligation to commence actual drilling of a replacement well or recompletion of an existing well on the Lease (the "Subsequent Test Well") within 30 days from the plugging of the Test Well as a dry hole provided Altus Exploration has provided, in advance, written consent of such drilling to Escopeta. If Escopeta should complete the Subsequent Test Well as the first producer in paying quantities, it shall be deemed to be the Test Well for all purposes of this Agreement.

5. WORKING INTEREST AND CONSIDERATION

Escopeta assigns to Altus Exploration an undivided 50% working interest in all Leases acquired by Escopeta in the Prospect Area, including Test Wells, as well as the pro-rata shares of the rights and obligations relative thereto (including the drilling, testing, completing, plugging, abandoning and oil and gas production).

(a) Cash Consideration. Altus Explorations will pay and deliver to Escopeta on or before the Closing Date the sum of $75,000.00, by cheque or similar form of instrument, which amount includes:

(i) Library. $37,500.00 for Altus Explorations' proportionate ownership and use of Escopeta's geological library (the "Library") which includes geology reports, logs and other information and data relevant to oil and gas exploration in the AMI Area. Altus Explorations may for any purpose inspect, copy, and use or assign the share of its rights to all or part of the Library with the exception of any proprietary geological reports or maps as Altus Explorations and Escopeta may, in its sole discretion, determine; and

(ii) Lease acquisition and prospect generation. $37,500.00 for Altus Explorations 50% share of the acquisition costs for the Leases on the Initial Three Prospects, together with Altus Explorations' share of all costs for Escopeta's generation of the Initial Three Prospects.

(b) Costs of Drilling. Altus Explorations' share of estimated drilling and completion costs shall be 50% and will be billed to Altus Explorations at actual invoice and will be due and payable to Escopeta 30 days prior to commencement of all Test Wells. If such drilling and/or completion costs are more or less than the AFE, Altus Explorations shall bear its pro-rata share of any actual excess invoiced costs paid by Escopeta; in the event the AFE is greater than actual costs, Altus

Explorations will be entitled to and will receive its pro-rata refunded share of any excess monies.

(c) Burdens and Encumbrances. Subject to the matters of title described above, Altus Explorations is acquiring its title from Escopeta subject to the royalties provided for in the Lease and additional royalties, the aggregate of which are 25% of production of oil and gas from the Lease. Except for the foregoing described burdens on production, Altus Explorations' share shall be free and clear of any additional overriding royalty or other burden payable out of or measured by production from any well on the Lease or lands pooled therewith. Each of the Leases, or the interests therein being acquired by Altus Explorations are free and clear of any lien or encumbrance imposed thereon to secure any obligation of Escopeta or Altus Explorations to pay any money or to perform any act relative to the Leases.

(d) No Title Warranty. Except as set forth in this subsection, the title in the Leases to be conveyed to Altus Explorations by Escopeta is without warranty, either express or implied.

(e) Carried Interest. Escopeta will be carried by Altus Explorations, Inc. for 25% of Lease acquisition costs and 25% of the working interest to casing point in each of the Initial Three Prospects and the initial well drilled on each.

(f) Assignment. Within 30 days of Altus Explorations' execution and delivery of this Agreement, Escopeta will deliver to Altus Explorations a recordable assignment of Altus Explorations' interest in the subject Leases acquired by Escopeta.

6. OPERATIONS AND DRILLING

On or before February 1, 2004, Escopeta shall initiate operations to drill a Test Well on the first of the Initial Three Prospects. If the drilling of the first Test Well is successful, Escopeta will then attempt to complete the well to produce oil and gas therefrom and otherwise equip the well for production and connect it to the tanks or to the pipeline of the purchaser of production therefrom. The drilling of the second and third wells in the Initial Three Prospects shall be commenced no later than one year before expiry of the applicable Lease.

In the drilling of the Test Well, Escopeta shall conduct its operations as a reasonable and prudent operator and shall test all zones or formations penetrated in the Test Well which Escopeta believes to have a reasonable possibility of producing in paying quantities. Escopeta shall restore the surface of the land to the condition required by law, and in absence of law, then as nearly as possible to its original condition.

All operations in the Prospect Area will be governed by the terms and provisions of an operating agreement (the "Operating Agreement") which will be circulated by Escopeta for signature by the Parties at least 30 days prior to the commencement of the first Test Well. The Operating Agreement will be on a A.A.P.L. Form 610 - 1982 Model Form

Operating Agreement which shall be modified to delete portions of the printed language and to add certain provisions as are usual and customary among independent oil and gas exploration operators. Escopeta shall be designated the Operator in the Operating Agreement.

7. TAKEOVER OPTION

If after drilling any Test Well to the Contract Depth Interval, Escopeta is not able to complete the Test Well as a well capable of producing in paying quantities, Escopeta shall not plug and abandon the Test Well without first notifying Altus Explorations under Section 0 hereof of Escopeta's intention to do so, in which event Altus Explorations shall have the right to take over said Test Well as provided in Section 0. In the event Altus Explorations elects to take over said Test Well and completes same as a well capable of producing in paying quantities, all rights of Escopeta to earn an interest in the spacing unit for the Test Well shall thereupon cease and terminate unless Escopeta has elected to drill a Subsequent Test Well under Section 0 above. Escopeta shall not be relieved of any obligation under this Agreement previously accrued or which thereafter accrues with respect to Escopeta's operations upon the Leases previously conducted excepting the plugging and abandoning of the Test Well taken over by Altus Explorations.

8. AREA OF MUTUAL INTEREST

(a) Area of Mutual Interest. There shall be deemed to be an Area of Mutual Interest (the "AMI") surrounding each Prospect. The AMI shall cover and include all lands located within one mile of the boundaries of all Leases and be effective for the primary term of the Lease(s) or the duration of any oil and gas production therefore, whichever is the greater. In the event a Party acquires or proposes to acquire any interest in the lands within the AMI, the acquiring Party shall be required promptly to notify the other Party of the acquisition or proposed acquisition and the actual costs and expenses related thereto. The Party receiving the notice shall have 10 business days within which to pay its share of the actual cost of the interest acquired or to be acquired. Upon the acquiring Party's receipt of such payment and closing of its acquisition of the interest, it shall execute and deliver to the joining party a recordable assignment of its proportionate share in the interest, determined in accordance with this Section and Section 5 above. Unless the Party receiving the notice of an AMI acquisition shall have made a timely response in accordance with this Section, it shall be deemed to have elected not to acquire the interest so offered by the acquiring Party.

(b) Additional Area of Mutual Interest. In addition to and including the above described AMI, there shall be deemed to be a further AMI covering all of the lands located within the following townships and ranges as described on the attached Exhibit "B-1" and shown on the plat attached as Exhibit "B":

The duration of this additional AMI shall be for two calendar years from the date of execution of this Agreement.

9. COST INFORMATION

If the Test Well is productive in paying quantities, Escopeta shall, as soon as possible after completion, furnish to Altus Explorations reasonably detailed information showing the cost of drilling, completing, and equipping the same. Further, Escopeta shall during the payout period furnish to Altus Explorations a monthly statement showing gross production from such well and showing Escopeta's progress towards payout of the same. Altus Explorations shall have access at all times at the Notice address stated in this Agreement during reasonable business hours to Escopeta's cost, production and other records relating to such well.

10. PARTICIPATION IN SUBSEQUENT WELLS

Should either Party decline to participate in the drilling of a well for their interest, then the declining Party shall be subject to the applicable non-consent provisions of the Operating Agreement. Any election to not participate in the drilling of a well shall be deemed to be an election to not participate in the completion of that well.

11. WELL DATA

With respect to the Test Well and any Subsequent Well, Escopeta shall comply with the well information requirements by Altus Explorations set out on Exhibit "C" attached hereto, by furnishing the reports, documents, samples, data and other information and by giving the notices indicated thereon. Further, with respect to drilling and completion operations, Escopeta shall (I) furnish Altus Explorations daily drilling reports and make available portions of all samples, cores and fluids collected; (ii) at Escopeta's sole discretion conduct such tests, run such logs, make such surveys and take such cores as would be made by a prudent operator; and (iii) furnish Altus Explorations copies of all logs, surveys and tests. Altus Explorations and its representatives and employees shall at all times have access, at their sole cost, risk and expense, to the well(s) and well site(s) located on the Lease.

12. ABANDONMENT

No well drilled by Escopeta pursuant to this Agreement shall be plugged or abandoned until Escopeta shall have given Altus Explorations notice of its intention to do so. Altus Explorations shall have twenty-four (24) hours from the receipt of said abandonment notice and a copy of all logs, drillstem and other tests and all other information obtained in connection with such well in the case of a well on which a drilling rig is located, and tens (10) days from receipt of said abandonment notice in all other cases, to notify Escopeta whether or not Altus Explorations consents to such plugging or abandonment or whether Altus Explorations elects to take over the well. If Altus Explorations elects to take over the well, Escopeta shall immediately deliver to Altus Explorations the well and all material and physical equipment therein in the same condition as when drilling operations were terminated. Further, Escopeta shall forthwith execute and deliver all necessary instruments to convey to Altus Explorations, Escopeta's entire interest in and to the well, all such physical equipment therein and, the Leases comprising the spacing unit in which said well is located. Altus Explorations will pay for all expenses and discharge all obligations incurred after it takes possession of the well and will assume any and all obligations under any farmout agreements Escopeta may have with other persons owning an interest in the spacing unit for such well. Altus Explorations shall pay Escopeta the reasonable salvage value of all recoverable in-the-well and surface equipment owned by Escopeta which is taken over by Altus Explorations less than the estimated cost of salvage and less Escopeta's estimated cost of plugging and abandoning said well.

13. MINIMUM ROYALTIES/SHUT-IN GAS WELL PAYMENTS

Escopeta agrees to pay any minimum royalties or shut-in gas well payments necessary to maintain the Leases in full force and effect. Escopeta further agrees to give Altus Explorations immediate notice when any well is shut-in and the date thereof and furnish proof of proper payment of minimum or shut-in gas royalties at least one month in advance of the payment date.

14. COMPLIANCE WITH LAW

During the course of all operations conducted pursuant to this Agreement, the Parties shall abide by all applicable laws and all lawful orders, rules and regulations of governmental authorities having jurisdiction. Escopeta shall notify Altus Explorations of any application to any governmental body for the establishment of units for the spacing of wells with respect to a Lease. Escopeta and Altus Explorations shall attempt to agree upon the size and location of units; however, in the event they are unable to agree, Escopeta may proceed before the proper governmental authority for the establishment of such units, but Altus Explorations shall have the right to participate in any proceedings to protect its interest.

15. RELATIONSHIP OF PARTIES

It is not the intent or purpose of the parties to this Agreement to create hereunder any partnership, joint venture, or association or the relationship of agency or employer-employee, and neither this Agreement nor any of the operations hereunder shall be construed or considered as creating any such relationship.

16. INDEMNITY AND INSURANCE

The Parties agree to indemnify, defend and hold each other harmless from any and all liens, encumbrances, suits, claims, judgements, obligations and liabilities of any kind caused or created by or arising out of the other Party's ownership or operations pursuant to this Agreement.

In connection with all operations conducted hereunder, Escopeta shall carry, and cause its subcontractors to carry, the insurance in amounts and with a scope of coverage that a prudent operator in the same or similar circumstance as Escopeta under this Agreement as specified on Exhibit "D". Further Escopeta agrees to carry all necessary governmental bonds required for operations on the Leases.

17. EXTENSIONS AND RENEWALS

This Agreement shall apply in all respects to any extension of a Lease and any renewals thereof taken within one (1) year of the expiration of a prior lease.

18. NOTICES

All notices, statements and communications (the "Notices") required or permitted to be given or made hereunder shall be deemed to be so given or made when deposited in the United States Mail, postage prepaid directed to the parties at the following addresses or such other addressees as they may from time to time designated in writing:

Altus Explorations:	Altus Explorations, Inc. 8900 Germantown Road, Suite 100 Olive Branch, MI 38654 Attn: William M. Cox, President Telephone: 662-893-7376

Escopeta:	Escopeta Oil Company, L.L.C. 5005 Riverway, Suite 440 Houston, TX 77056 Attn: Danny Davis, President Telephone: 713-623-2219

19. FURTHER ASSURANCE

Each of the parties shall, from time to time and at all times, do all such other and further acts and deliver and execute such other and further instruments and documents as may be reasonably required in order to fully perform and carry out the terms and provisions of this Agreement.

20. TIME

Time is of the essence with respect to all matters contained in this Agreement.

21. EXHIBITS

All exhibits referred to and attached to this Agreement are hereby incorporated by reference and made a part of this Agreement. In the event any of the provisions of any exhibit conflict with this Agreement, then the provisions of the Agreement itself shall prevail. However, the inclusion herein of provisions relating to any particular subject matter shall not be deemed an attempt to deal with such subject matter to the exclusion of provisions in the Operating Agreement or other exhibits relating to such matter unless the context clearly otherwise requires.

(b) The parties agree that with respect to the subject matter hereof this Agreement together with all Exhibits shall constitute the full and complete understanding and agreement of the parties, and there are no other understandings, obligations, relationships or agreements, written or oral.

(c) The terms and definitions used herein shall have the same meaning in the Exhibits unless the context otherwise requires.

23. ENUREMENT

The terms, covenants, conditions and provisions of this Agreement shall be binding upon and enure to the benefit of the respective successors land assigns of the parties, and said terms, covenants, conditions and provisions shall be deemed to be real covenants burdening and running with the Leases.

24. LAW AND JURISDICTION

The law governing this Agreement shall be the law of the State of Texas. The Parties exclusively and irrevocably attorn to the jurisdiction of the courts Harris County of the State of Texas regarding any matter or dispute arising from this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective for all purposes as of the day and year first above written.

ALTUS EXPLORATIONS, INC.

By: /s/ Milton Cox

Signature Date:  11/12/2003

ESCOPETA OIL COMPANY, L.L.C.

By: /s/ Danny Davis

Signature Date:  11/11/03

EXHIBIT "A"

Attached to and made a part of that Exploration Agreement dated November 1, 2003, between Altus Explorations, Inc., and Escopeta Oil Company, L.L.C.

  INITIAL THREE DRILLING PROSPECTS

  1.) EAST ARBUCKLE

  2.) WEST PRAIRIE SPRINGS

  3.) LAKE CREEK

  ADDITIONAL PROSPECTS

1. BULLSEYE

2. NORTH MALONE

EXHIBIT "B-1"

Attached to Confidentiality Agreement dated November 1, 2003 by and between

ALTUS EXPLORATIONS, INC. and ESCOPETA OIL COMPANY, L.L.C.

The restricted area and contained prospects is described as follows:
1.	T31S; R9E -	all in Elk County, Kansas
2.	T32S; R8E -	(Secs. 1, 2, 3, 10, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 & 36) - all in Chautauqua County, Kansas
3.	T32S; R9E -	all in Chautauqua County
4.	T3S2; R10E -	all in Chautauqua County
5.	T33S; R8E -	(Secs. 1, 2, 3, 10, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 & 36) - in Chautauqua County
6.	T33S; R9E -	all in Chautauqua County
7.	T34S; R8E -	(Secs. 1, 2, 3, 10, 11, 12, 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 & 36) - all in Chautauqua County
8.	T34S; R9E -	all in Chautauqua County
9.	T35S; R8E -	(Secs. 1, 2, 3, 10, 11, 12, 13, 14 & 15) - all in Chautauqua County
10.	T35S; R9E -	(Secs. 1 through 13, inclusive) - all in Chautauqua County
11.	T33S; R10E -	(Secs. 18, 19 & 30) - all in Chautauqua County
12.	All of the above containing 264 (±) sections and totaling 168,960 (±) acres.

EXHIBIT "C"

Attached to and made part of that certain Exploration Agreement dated November 1, 2003, between Altus Explorations, Inc. and Escopeta Oil Company, L.L.C.

WELL DATA REQUIREMENTS

PRE-DRILL INFORMATION: AFE, SURVEY PLAT, REGULATORY APPLICATIONS AND APPROVALS, GEOLOGICAL / ENGINEERING PROGNOSIS, DRILLING, COMPLETION, & TESTING PROGRAMS:

Mail one (1) copy of each of the above to:	Altus Explorations, Inc. 8900 Germantown Road, Suite 100 Olive Branch, MI 38654 Attention: William M. Cox, President

DRILLING / COMPLETION OPERATIONS: DAILY REPORTS INCLUDING: DRILLING, DIRECTIONAL SURVEYS, MUD LOG, GEOLOGICAL, AND COMPLETION REPORTS

Fax daily and mail one (1) copy weekly to:	Altus Explorations, Inc. 8900 Germantown Road, Suite 100 Olive Branch, MI 38654 Attention: William M. Cox, President Phone Number: 662-890-7377 Fax Number: 662-893-7883

PRIOR NOTICE & RESULTS: DSTS, LOGS, CORES, TESTS, COMPLETIONS, P&A, AND ANY OTHER SIGNIFICANT OPERATIONS.

NOTICES REQUIRED:	Call	Fax	Advance Notice Time Required	Notice Given to:
Spud	x		48 Hours	Land
Log	x		24 Hours	Geology
Test	x		24 Hours	Geology
Core	x		24 Hours	Geology
P&A	x		48 Hours	Land
Completion	x		48 Hours	Engineering
CONTACTS	NAME	OFFICE	CELLULAR	E-Mail
Land:	*<>	662-893-7377
Engineering:	*<>	662-893-7377

Note: * = Primary Contacts

FOLLOWING ITEMS TO BE MAILED ATLUS EXPLORATIONS AT ADDRESS ABOVE:
COPIES
Drilling Samples (wet/dry cuts)	1 Set Dry Cuts
DST Reports	2
Gas, Oil & Water Analyses	2
Core Analyses	2
Directional Surveys	1
Digital Log Data (LIS 3 1/2" diskette)	1
Field Print of Logs	Fax to: 662-893-7883
Final Print of Logs	4
Half scale Print of Final Logs	2
Mud Logs	4
Geological Report	2
Final Composite Drilling Report	1
Completion Plan	1
Fracture Stimulation Quality Control Record	1
Final Composite Completion Report	1
Flow Back Test Reports	1

EXHIBIT "D"

Attached to and made a part of that Exploration Agreement dated November 1, 2003, between Altus Explorations, Inc., and Escopeta Oil Company, L.L.C. (the "Operator")

INSURANCE

To protect against some liability, loss or expense arising from damage to property, injury or death of any person or persons incurred out of, in connection with, or resulting from the operations provided hereunder, Operator shall obtain, and whenever practicable, may require subcontractors to obtain insurance as provided below from a financially sound and reliable insurance company authorized to do business in the state in which the operations are to be performed. Each policy may provide a waiver of subrogation rights against the signatory parties other than Operator. Operator shall maintain in force during the entire period of this agreement, the following schedule of insurance coverage for the benefit of the joint account. Any non-operator may elect not to participate in any coverage listed below (except coverage listed in A.) and its associated cost by providing evidence of operator of insurance coverage of the same limits and similar terms from a reliable, financially sound insurance company.

	COVERAGE	LIMITS OF LIABILITY
A.	Worker's Compensation	Statutory Benefits
	Employers' Liability	$500,000 per occurrence
B.	General Liability including Personal Injury, Property Damage, Contractors Protective Liability, Contractual Liability, Products	$ 1,000,000 per occurrence

Any insurance which any party may carry which exceeds or adds to that listed on this Exhibit "B", either as to type of coverage or as to limits of liability, shall be for the benefit of the party acquiring only and shall not be for the benefit of the joint account or any signatory party other than the party acquiring such insurance.

Operator shall furnish signatory parties upon request with Certificates from insurers evidencing that satisfactory coverage as set forth herein is in force.

If any party provides evidence of insurance so as to elect out of any coverage, such insurance shall include the following provisions:

1. All signatory parties hereto shall be named as additional insured.

2. Each policy shall include a waiver of any rights of subrogation against the other signatory parties hereto.

3. Each policy shall contain a provision obligating insurer to give Operator written notice of change or cancellation not less than thirty (30) days prior to the effective date of such change or cancellation.